Eco-Trade Corp. 8-K

Exhibit 3.1

AMENDMENT NO. 1 TO THE
CERTIFICATE OF DESIGNATION OF
PREFERENCES, RIGHTS AND LIMITATIONS OF
SERIES E PREFERRED STOCK OF
ECO-TRADE CORP.

Pursuant to Section 151 of the Delaware
General Corporation Law

I, William Lieberman, Acting President of ECO-Trade Corp., a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), in accordance with the provisions of Section 151 of such law, DO HEREBY CERTIFY that at a meeting of the Board of Directors that the following resolutions were adopted:

RESOLVED, the officers of the Corporation are hereby directed and authorized to amend the Certificate of Designation for the Series E Preferred Stock removing all conversion limitations contained therein and, as a result, Section 5 of the Series E Preerred Stock Certificate of Designation is amended as follows:

Section 5.                  Conversion.

(a)           (i) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible into shares of Common Stock (subject to the limitations set forth in Section 5(a)(iii)) determined by dividing the Stated Value of such share by the Set Price, at the option of the Holder, at any time and from time to time from and after the Original Issue Date. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Corporation by facsimile (the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

(ii) Intentionally left blank.

(iii) Intentionally left blank.

(b)           Not later than three Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver to the Holder a certificate or certificates.  Nothing herein shall limit a Holder's right to pursue injunctive relief and/or actual damages for the Corporation's failure to issue and deliver Common Stock to the Holder, including, without limitation, the Holder's actual losses occasioned by any "buy-in" of common stock necessitated by such late delivery.  Furthermore, in addition to any other remedies which may be available to the Holder, in the event that the Corporation fails for any reason to effect delivery of such shares of common stock within three Trading Days of the date of receipt of the conversion notice, the Holder will be entitled to revoke the relevant Conversion Notice by delivering a notice to such effect to the Corporation whereupon the Corporation and the Holder shall each be restored to their respective positions immediately prior to delivery of such Conversion Notice except that holder shall retain the right to receive  the actual documented cost of any "buy-in."  As used herein, "buy-in" shall mean the purchase by a holder of Preferred Stock of shares of common stock in an open market transaction or otherwise in order to meet its delivery obligations in connection with the sale of common stock, which delivery obligation the holder intended to satisfy with the shares of common stock upon conversion.

(c)           (i) The conversion price for each share of Preferred Stock shall equal $0.005 (the “Set Price”), subject to adjustment below; provided, however, the Preferred Stock shall not be convertible in the event that the Corporation does not have available authorized but unissued shares of Common Stock.

(ii)         if the Corporation, at any time while the Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock,  or (B) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then the Set Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock Outstanding after such event.  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution.  The Set Price shall not become effective in the case of a subdivision, combination or reclassification.

(iii)           except in connection with the issuance of securities associated with (a) shares of Common Stock or options to employees, officers, consultants or directors of the Corporation pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise of or conversion of any securities issued hereunder, convertible securities, options or warrants issued and outstanding on the date hereof including the Series F Preferred Stock, (c) securities issued in connection with acquisitions or strategic transactions or (d) securities issued as equity enhancements in connection with standard non convertible debt transactions (“Excepted Issuances”), if the Corporation, at any time while the Preferred Stock is outstanding, shall issue rights, options or warrants to holders of Common Stock (and not to Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share (the “Effective Price”) less than the Set Price then in effect, then and in each such case the then existing Set Price shall be reduced to a price equal to the Effective Price (the “New Set Price”).  Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

(iv)           except in connection with an Excepted Issuance, if the Corporation or any Subsidiary thereof at any time while any of the Preferred Stock is outstanding, shall offer, sell, grant any option or warrant to purchase or offer, sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or any equity or equity equivalent securities (including any equity, debt or other instrument that is at any time over the life thereof convertible into or exchangeable for Common Stock) (collectively, “Common Stock Equivalents”) entitling any Person to acquire shares of Common Stock, at an Effective Price per share less than the Set Price then the Set Price shall be reduced to a price equal the Effective Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued.

(v)           if the Corporation, at any time while the Preferred Stock is outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security other than the Common Stock (which shall be subject to Section 5(c)(iii), then in each such case the Set Price shall be adjusted by multiplying the Set Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith.  In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(vi)           All calculations under this Section 5(c) shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock. For purposes of this Section 5(c), the number of shares of Common Stock deemed to be outstanding (the “Common Stock Outstanding”) as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(vii)           Notwithstanding anything to the contrary herein, no adjustment shall be made hereunder in connection with an Excepted Issuance.

(viii)           Whenever the Set Price is adjusted pursuant to this Section the Corporation shall promptly mail to each Holder, a notice setting forth the Set Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 10th day of May 2011.

/s/ William Lieberman
Name: William Lieberman
Title: Acting President

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